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                                                                    EXHIBIT 12.1

                                KELLWOOD COMPANY
                          STATEMENT ON THE COMPUTATION
                      OF RATIO OF EARNINGS TO FIXED CHARGES







                                                                       FISCAL YEAR
                                          ----------------------------------------------------------------------
                                             2004           2003           2002           2001           2000
                                          ----------     ----------     ----------     ----------     ----------
Earnings before tax                       $  106,607     $  110,475     $   62,861     $   60,330     $   98,963

Fixed charges:
  Interest expense                            28,392         25,675         28,573         34,977         32,907
  Amortization of debt issuance costs          1,511          1,089            943            591            540
  Interest portion of rent expense            11,087         11,053         10,545         11,299         10,005
                                          ----------     ----------     ----------     ----------     ----------
Total fixed charges                          409,990         37,817         40,060         46,867         43,452
                                          ----------     ----------     ----------     ----------     ----------

Earnings before tax and fixed charges     $  147,597     $  148,291     $  102,921     $  107,197     $  142,415
                                          ==========     ==========     ==========     ==========     ==========

Ratio of earnings to fixed charges              3.60           3.92           2.57           2.29           3.28
                                          ==========     ==========     ==========     ==========     ==========